Exhibit 99.1

Press Release	Source: Fuego Entertainment, Inc.

Fuego Entertainment Closes $340,600 in Private Placements

Wednesday December 5, 6:37 pm ET

MIAMI, FL--(MARKET WIRE)--Dec 5, 2007 -- Fuego Entertainment, Inc. (OTC BB:FUGO.OB - News) today announced the company has closed two private placement sales totaling 1,841,667 shares of rule 144 restricted common stock totaling $340,600.00. The private placement included an additional 1,300,000 warrants of one warrant per common stock share with an exercise price of $0.45 for the first 12 months. Any of the 1.3 million warrants not exercised in the first 12 months will revert to an exercise price of $0.75 for an additional 12 months. Proceeds from the transaction will be used for general working capital needs.

Fuego Entertainment, Inc. is engaged in the production, acquisition, marketing, sales, and distribution of entertainment products such as short films, documentaries, television shows, music, and tour productions. Also, through its subsidiaries, the Company provides management and development of television stations, recorded music, and music publishing services worldwide. The music operations include discovery, production, development, and distribution of recorded music. The Company also markets its music catalog through compilations and re-issuances of previously released music and video titles, as well as licenses tracks to and from other producers and record labels for various uses, including film, documentaries, short films and television soundtracks. For more information, please visit Fuego Entertainment at www.fuegoentertainment.net

This press release contains statements, which may constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995.Those statements include statements regarding the intent, belief or current expectations of Fuego Entertainment, Inc., members of their management, and assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements.

Contact:
     Contact:
     Fuego Entertainment, Inc.
     Dan York
     Investor Relations
     214 675-2531
     ir@fuegoentertainment.net